Woodland Hatchery, Inc.

Promissory Note $ 20,000 May 17, 2001 Springville, Utah

FOR VALUE RECEIVED the undersigned jointly and severally promise(s) to pay to the order of Great Expectations Family Limited Partnership the principal sum of Twenty Thousand dollars ($20,000) together with interest thereon from date of this note, at the rate of Ten (10%) percent per annum until maturity. Said principal and interest being payable within one year of the date of this note, or at the time of the company=s impending SB(2) offering of common stock, which ever is first.

Each maker and endorser further agrees, jointly and severally, to pay all costs of collection, including reasonable attorney=s fees in case the principal of this note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

This note is to be construed and enforced according to the laws of the State of Utah upon default in the payment of principal and/or interest when due, the whole sum of principal and interest remaining unpaid shall, at the option of the holder, become immediately due and payable and it shall accrue interest at the highest rate allowable by law, or, if no highest rate is otherwise indicated, at eighteen (18%) percent, from the date of default.

Unless specifically disallowed by law, should litigation arise hereunder, service of process therefor may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Woodland Hatchery, Inc.

By: _________________________________ Date ____________________

Cody T. Winterton, President